Exhibit 99.1
ENVIRONMENTAL TECTONICS CORPORATION
ANNOUNCES SECOND QUARTER and YEAR-TO-DATE FISCAL 2011 RESULTS
Revenues and Net Income for Both Periods up from Prior Year
          Southampton, PA, September 24, 2010 — Environmental Tectonics Corporation (OTC Bulletin Board: ETCC) (“ETC”, “we”, or the “Company”) today announced that sales for the second quarter of fiscal 2011, which ended August 27, 2010 were $13,244,000 as compared to $9,860,000 for the second quarter of fiscal 2010, an increase of $3,384,000 or 34.3%. Sales for the first half of fiscal 2011 were $25,365,000 as compared to $19,441,000 for the first half of fiscal 2010, an increase of $5,924,000 or 30.5%.
          For the second quarter of fiscal 2011, the Company had a net income of $1,666,000 or $0.12 per share (basic) and $0.08 (diluted) compared to net income of $1,249,000 or $0.09 per share (basic) and $0.06 (diluted), for the second quarter of fiscal 2010, representing an increase of $417,000 or 33.4%. The increase reflected a reduction in selling and marketing expenses, interest expense and a loss on extinguishment of debt of $224,000, which the Company recognized in the prior year.
          For fiscal year to date, the Company had a net income of $3,602,000 or $0.27 per share (basic) and $0.17 (diluted) during the first half of fiscal 2011 compared to net income of $2,019,000 or $0.15 per share (basic) and $0.09 (diluted), for the second quarter of fiscal 2010, representing an improvement of $1,583,000 or 78.4%. The improvement reflected an increase in gross profit (reflecting the higher sales level) coupled with lower operating expenses and interest expense. Increased research and development expenses acted as a partial offset. Due to the utilization of net operating loss carry forwards, no provision for income taxes was recorded in the first half of fiscal 2011 or 2010.
          Our sales backlog at August 27, 2010 and February 26, 2010, for work to be performed and revenue to be recognized under written agreements after such dates, was $122,111,000 and $96,964,000, respectively. The geographic composition of the August 27, 2010 consists of U.S. Government (63.6%), International (31.7%) and Domestic (4.7%).
          William F. Mitchell, ETC’s President and Chairman, stated, “This financial report reflects the significant impact of numerous major contracts which were booked in the last 12 months. Awards have been received from the U.S. Navy and Air Force for state-of-the-art simulators and from a long time customer in Southeast Asia for multiple aircrew training simulators.
          “The impact of our positive cash flow from operations and availability under our lines cannot be underestimated. Multi-year long-term contracts require significant cash outlays during certain phases of execution. A growing company requires cash to expand its operation. I am very encouraged that ETC is finally benefiting from our many years of product development and engineering innovation.”

Thirteen weeks ended August 27, 2010 compared to thirteen weeks ended August 28, 2009

	Summary Table of Results
	13 weeks ended	13 weeks ended	Variance	Variance
	Aug. 27, 2010	Aug. 28, 2009	$	%
	(amounts in thousands)		( ) =unfavorable
Sales:
Domestic	$2,418	$2,877	$(459)	(16.0)%
US Government	6,587	1,676	4,911	293.0
International	4,239	5,307	(1,068)	(20.1)

Total sales	13,244	9,860	3,384	34.3

Gross profit	4,794	4,956	(162)	(3.3)

Selling and marketing expenses	1,020	1,270	250	19.7
General and administrative expenses	1,623	1,568	(55)	(3.5)
Research and development expenses	240	227	(13)	(5.7)

Operating income	1,911	1,891	20	1.1
Interest expense, net	189	350	161	46.0
Other expense, net	56	66	10	15.2
Loss on extinguishment of debt	—	224	224	100.0
Income taxes	—	—	—	n/a
Noncontrolling interest	—	2	2	100.0

Net income	1,666	1,249	417	33.4%
Preferred stock dividend	(568)	(460)	(108)	(23.5)

Income applicable to common shareholders	$1,098	$789	$309	39.2

Net income per common share (basic)	$0.12	$0.09	$0.03	33.3%

Net income per common share (diluted)	$0.08	$0.06	$0.02	33.3%

          Sales for the second quarter of fiscal 2011 were $13,244,000 as compared to $9,860,000 for the second quarter of fiscal 2010, an increase of $3,384,000 or 34.3%. A significant increase was realized in the U.S. Government market offset in part in by a decline in Domestic and International sales.
          Domestic sales in the second quarter of fiscal 2011 were $2,418,000 as compared to $2,877,000 in the second quarter of fiscal 2010, a decrease of $459,000 or 16.0%, primarily reflecting reductions in the sterilizer (down $448,000 or 28.6%) and environmental (down $227,000 or 66.8%) product groups. Domestic sales represented 18.3% of the Company’s total sales in the second quarter of fiscal 2011, as compared to 29.2% for the second quarter of fiscal 2010.
          U.S. Government sales in the second quarter of fiscal 2011 were $6,587,000 as compared to $1,676,000 in the second quarter of fiscal 2010, an increase of $4,911,000 or 293.0%, and represented 49.7% of total sales in the second quarter of fiscal 2011 versus 17.0% for the second quarter of fiscal 2010. This increase is the result of sales of the Company’s Pilot Training Systems products under significant contracts from the U.S. Navy for a research disorientation trainer and the U.S. Air Force to provide a high performance training and research human centrifuge and a suite of altitude chambers.
          International sales, which include sales in the Company’s subsidiary in Poland, for the second quarter of fiscal 2011 were $4,239,000 as compared to $5,307,000 in the second quarter of fiscal 2010, a decrease of $1,068,000 or 20.1%, and represented 32.0% of total sales, as compared to 53.8% in the second quarter of fiscal 2010. International performance reflected lower simulation sales (down $1,444,000) primarily for a contract in the Middle East which was completed in fiscal 2010.

          Despite the 34.3% increase in sales, gross profit for the second quarter of fiscal 2011 decreased $162,000 or 3.3% from the second quarter of fiscal 2010. This reduction resulted from a 14.1 percentage point reduction in the gross margin rate as a percentage of sales to 36.2% for the second quarter of fiscal 2011 from 50.3% for the same period a year ago. The current period reflected a sales mix shift to a higher concentration of lower margin U.S. Government contract work compared to higher margin international sales in the prior period.
          Selling and marketing expenses for the second quarter of fiscal 2011 were $1,020,000 as compared to $1,270,000 in the second quarter of fiscal 2010, a decrease of $250,000 or 19.7%. This decrease primarily reflected reduced bid and proposal expenses and reduced commissions on the mix shift in sales in the current quarter to U.S. Government sales. General and administrative expenses for the second quarter of fiscal 2011 were $1,623,000 as compared to $1,568,000 in the second quarter of fiscal 2010, an increase of $55,000 or 3.5%. Research and development expenses, which are charged to operations as incurred, were $240,000 for the second quarter of fiscal 2011 as compared to $227,000 for the second quarter of fiscal 2010.
          In the second quarter of fiscal 2010, the Company recorded a loss on extinguishment of debt related to an exchange transaction which was effected on July 2, 2009.
          Interest expense for the second quarter of fiscal 2011 was $189,000 as compared to $350,000 for the second quarter of fiscal 2010, representing a decrease of $161,000 or 46.0%, reflecting reduced bank borrowing and the July 2009 exchange of a $10 million convertible note for preferred stock. Other expense, net, was $56,000 for the second quarter of fiscal 2011 versus $66,000 for the second quarter of fiscal 2010. These expenses consist primarily of bank and letter of credit fees as well as foreign currency exchange gains or losses.
          The Company did not record a provision for income taxes for the thirteen-week periods ended August 27, 2010 or August 28, 2009 due to the utilization of net operating loss carry forwards available to offset current and future income taxes.

     Twenty-six weeks ended August 27, 2010 compared to twenty-six weeks ended August 28, 2009

	Summary Table of Results
	26 weeks ended	26 weeks ended	Variance	Variance
	Aug. 27, 2010	Aug. 28, 2009	$	%
	(amounts in thousands)		( ) =unfavorable
Sales:
Domestic	$5,336	$4,836	$500	10.3%
US Government	10,573	3,512	7,061	201.1
International	9,456	11,093	(1,637)	(14.8)

Total sales	25,365	19,441	5,924	30.5

Gross profit	9,924	9,383	541	5.8

Selling and marketing expenses	2,122	2,524	402	15.9
General and administrative expenses	3,086	3,170	84	2.6
Research and development expenses	564	455	(109)	(24.0)

Operating income	4,152	3,234	918	28.4
Interest expense, net	417	866	449	51.9
Other expense, net	128	121	(7)	(5.8)
Loss on extinguishment of debt	—	224	224	100.0
Income taxes	—	—	—	n/a
Noncontrolling interest	5	4	(1)	(25.0)

Net income	3,602	2,019	1,583	78.4%
Preferred stock dividend	(1,145)	(695)	(450)	(64.7)

Income applicable to common shareholders	$2,457	$1,324	$1,133	85.6

Net income per common share (basic)	$0.27	$0.15	$0.12	80.0%

Net income per common share (diluted)	$0.17	$0.09	$0.08	88.9%

          Sales for the first half of fiscal 2011 were $25,365,000 as compared to $19,441,000 for the first half of fiscal 2010, an increase of $5,924,000 or 30.5%. Significant increases were realized in the U.S. Government and Domestic markets offset in part in by a decline in International sales.
          Domestic sales in the first half of fiscal 2011 were $5,336,000 as compared to $4,836,000 in the first half of fiscal 2010, an increase of $500,000 or 10.3%, reflecting a significant increase in the sterilizer product line (up $1,058,000 or 59.3%) partially offset by declines in most other product areas. Domestic sales represented 21.0% of the Company’s total sales in the first half of fiscal 2011, as compared to 24.9% for the first half of fiscal 2010.
          U.S. Government sales in the first half of fiscal 2011 were $10,573,000 as compared to $3,512,000 in the first half of fiscal 2010, an increase of $7,061,000 or 201.1%, and represented 41.7% of total sales in the first half of fiscal 2011 versus 18.1% for the first half of fiscal 2010. This increase is the result of sales of the Company’s Pilot Training Systems products under significant contracts from the U.S. Navy for a research disorientation trainer and the U.S. Air Force to provide high performance training and research human centrifuge and a suite of altitude chambers.
          International sales, which include sales in the Company’s subsidiary in Poland, for the first half of fiscal 2011 were $9,456,000 as compared to $11,093,000 in the first half of fiscal 2010, a decrease of $1,637,000 or 14.8%, and represented 37.3% of total sales, as compared to 57.0% in the first half of fiscal 2010. International performance reflected lower simulation sales (down $2,492,000 or 90.5%) primarily for a contract in the Middle East which was completed in fiscal 2010.
          Gross profit for the first half of fiscal 2011 was $9,924,000 as compared to $9,383,000 in the first half of fiscal 2010, an increase of $541,000 or 5.8%. As a percentage of sales, gross profit for the first half of fiscal 2011 was 39.1% compared to 48.3% for the same period a year ago. The gross margin dollar increase followed the sales increase in both governmental and domestic sales which was primarily offset by a reduction in higher margin international sales. The 9.2 percentage point reduction in the gross margin rate as a percentage of sales primarily reflected reductions in the ATS and simulation product areas.
          Selling and marketing expenses for the first half of fiscal 2011 were $2,122,000 as compared to $2,524,000 in the first half of fiscal 2010, a decrease of $402,000 or 15.9%. This decrease primarily reflected reduced bid and proposal expenses and reduced commissions on the mix shift in sales in the first half of fiscal 2011 to U.S. Government sales. General and administrative expenses for the first half of fiscal 2011 were $3,086,000 as compared to $3,170,000 in the first half of fiscal 2010, a decrease of $84,000 or 2.6%. Research and development expenses, which are charged to operations as incurred, were $564,000 for the first half of fiscal 2011 as compared to $455,000 for the first half of fiscal 2010.
          In the first half of fiscal 2010, the Company recorded a loss on extinguishment of debt related to an exchange transaction which was effected on July 2, 2009. Interest expense for the first half of fiscal 2011 was $417,000 as compared to $866,000 for the first half of fiscal 2010, representing a decrease of $449,000 or 51.9%, reflecting reduced bank borrowing and the July 2009 exchange of a $10 million convertible note for preferred stock. Other expense, net, was $128,000 for the first half of fiscal 2011 versus $121,000 for the first half of fiscal 2010. These expenses consist primarily of bank and letter of credit fees as well as foreign currency exchange gains or losses.
          Due to the utilization of net operating loss carry forwards available the Company did not record an income tax expense on the income in the first half of fiscal 2011 or 2010.
          The reader is referred to the Company’s Annual Report on Form 10-K for the period ended February 26, 2010, filed on May 27, 2010, for additional information on the Company.
          ETC was incorporated in 1969 in Pennsylvania and last year we celebrated our 40th anniversary. Our core technologies include the design, manufacture and sale of Training Services (TSG) which includes (1) software driven products and services used to create and monitor the physiological effects of flight; (2) high performance jet tactical flight simulation, and; (3) driving and disaster simulation systems, and Control Systems (CSG) which includes: (1) steam and gas sterilization; (2) testing and simulation devices for the automotive industry, and; (3) hyperbaric and hypobaric chambers. Product categories included in TSG are Aircrew Training Systems (ATS) and flight simulators, disaster management systems and entertainment applications. CSG includes sterilizers, environmental control devices and hyperbaric chambers along with parts and service support.
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on ETC’s current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about ETC’s and its subsidiaries that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.
These forward-looking statements include statements with respect to the Company’s vision, mission, strategies, goals, beliefs, plans, objectives, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business of the company, including but not limited to,( i) projections of revenues, costs of materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, capital structure, other financial items and the effects of currency fluctuations, (ii) statements of our plans and objectives of the Company or its management or Board of Directors, including the introduction of new products, or estimates or predictions of actions of customers, suppliers, competitors or regulatory authorities, (iii) statements of future economic performance, (iv) statements of assumptions and other statements about the Company or its business, (v) statements made about the possible outcomes of litigation involving the Company, (vi) statements regarding the Company’s ability to obtain financing to support its operations and other expenses, and (vii) statements preceded by, followed by or that include the words, “may,” “could,” “should,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or the negative of such terms or similar expressions. These forward-looking statements involve risks and uncertainties which are subject to change based on various important factors. Some of these risks and uncertainties, in whole or in part, are beyond the Company’s control. Factors that might cause or contribute to such a material difference include, but are not limited to, those discussed in our Annual Report on Form 10-K for the fiscal year ended February 26, 2010, in the section entitled “Risks Particular to Our Business.” Shareholders are urged to review these risks carefully prior to making an investment in the Company’s common stock.
The Company cautions that the foregoing list of important factors is not exclusive. Except as required by federal securities law, the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.
Contact: Duane D. Deaner, CFO           Tel: 215-355-9100           (ext. 1203)           Fax: 215-357-4000
ETC — Internet Home Page:           http://www.etcusa.com